Exhibit 99.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

FOR FIRST FISCAL YEAR PURSUANT TO EESA §111(b)(4)

I, William K. Beauchesne, the Treasurer and Chief Financial Officer of Virginia Commerce Bancorp, Inc. (the “Company”), certify, based on my knowledge, that the TARP period of the Company began on December 12, 2008, and that:

(i)	The Company’s Personnel and Compensation Committee discussed, reviewed and evaluated with the senior risk officer on February 24, 2010, and will discuss, review and evaluate with the senior risk officer at least once every six months during the TARP period (starting from September 14, 2009) the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to the Company;

(ii)	The Company’s Personnel and Compensation Committee, on February 24, 2010, did not identify any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company or of the employee compensation plans that pose risks to the Company. The Company’s Personnel and Compensation Committee will, at least once every six months during the TARP period (starting from September 14, 2009) identify and limit any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and identify any features of the employee compensation plans that pose risks to the Company, and limit those features to ensure that the Company is not unnecessarily exposed to risks;

(iii)	The Company’s Personnel and Compensation Committee, on February 24, 2010, reviewed the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and limited any such features. The Company’s Personnel and Compensation Committee will, at least once every six months during the TARP period (starting from September 14, 2009) review the terms of each employee compensation plan, and identify any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and limit any such features;

(iv)	The Company’s Personnel and Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under paragraphs (i) and (iii) above;

(v)	The Company’s Personnel and Compensation Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B) Employee compensation plans that unnecessarily expose the Company to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi)	The Company has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period, if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning June 15, 2009, and ending December 31, 2009;

(viii)	The Company has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning June 15, 2009, and ending December 31, 2009;

(ix)	The board of directors of the Company established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and the Company’s primary regulatory agency; the Company and its employees have complied with this policy since its adoption; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	The Company will permit a non-binding shareholder resolution in compliance with applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning June 15, 2009, and ending December 31, 2009;

(xi)	The Company will disclose the amount, nature, and justification for the offering during the period beginning June 15, 2009, and ending December 31, 2009 of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	The Company will disclose whether the Company, the Company’s board of directors, or the Company’s Personnel and Compensation Committee engaged during the period beginning June 15, 2009, and ending December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning June 15, 2009, and ending December 31, 2009;

(xiv)	The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)	The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 19, 2010	/s/ William K. Beauchesne
William K. Beauchesne
Treasurer and Chief Financial Officer